Purchase Agreement

As of May 10, 2023,

This exclusive purchase agreement (the “Purchase Agreement”) is made between VV Markets, LLC (“Purchaser” or “us”) and Vinvesto, Inc. (“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points

-The purchaser shall pay and deliver the purchase price following notice from the Seller that all of the Assets have been acquired and all consideration for the Assets paid to the relevant third parties by the Seller, and subject to the qualification by the SEC of the Purchaser’s investment offering and the investment of sufficient funds in that offering.

-The Purchaser and Seller agree to take reasonable steps to confirm the method and time of payment of the Purchase Price, including any information that the Purchaser requires to initiate a wire transfer to the Seller.

-We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

Your Rights and Obligations

-You have the ability to supply the Assets listed in the Asset Table.

-Upon trade settlement, you will store, maintain, and insure the Asset(s) as part of your inventory and consistent with the manner in which they were stored, maintained, and insured prior to the date of this Purchase Agreement.

-You will provide us with reasonable access to the Asset(s) for the creation of marketing materials. Marketing materials remain our property.

-Right to possession of the Assets shall transfer to the Purchaser upon payment of the Purchase Price. It is the Seller’s duty to ensure the Assets are delivered to the Purchaser or to the Purchaser’s designated storage facility in the same condition as when purchased by the Seller.

-Upon the completion of the offering, you will continue to store, maintain, and insure the assets, in exchange for the payment of storage fees.

The Results:

-Upon the successful completion of the relevant offering through the Vint platform, you will receive payment of the Consideration for the associated Asset, as outlined below, and we will assume title in, and take possession of, the Asset(s), unless otherwise mutually agreed by you and us.

Other:

-This Purchase Agreement may be modified or amended only with the prior written consent of both Purchaser and Seller.

Asset Table

2019 California Cults Collection
Wine	Vintage	Bottles	% Weighting of Collection (as per acquisition price)
Memento Mori Cabernet Sauvignon	2019	6	2.06%
Eisele Vineyard Cabernet Sauvignon	2019	3	2.05%
Saxum Heart Stone Vineyard	2019	3	0.50%
Realm Cellars The Bard	2019	3	0.50%
Saxum Paderewski Vineyard	2019	3	0.51%
Myriad Cellars Cabernet Sauvignon Reserve Beckstoffer Dr. Crane	2019	5	1.72%
Futo 5500 Stags Leap District Estate	2019	2	1.15%
Schrader Beckstoffer Las Piedras	2019	3	1.08%
Schrader Cabernet Sauvignon WH Wappo Hill	2019	3	1.20%
Schrader Cabernet Sauvignon RBS To Kalon Vineyard	2019	6	2.44%
Schrader Cabernet Sauvignon To Kalon Vineyard Heritage Clone	2019	3	1.27%
Schrader Cabernet Sauvignon T6	2019	3	1.44%
Schrader Cabernet Sauvignon (Beckstoffer To Kalon)	2019	3	1.44%
Bevan Cellars Red Wine EE Cuvee	2019	3	0.71%
Myriad Cellars Cabernet Sauvignon Beckstoffer Dr. Crane	2019	3	0.79%
Realm Cellars Cabernet Sauvignon Farella Vineyard	2019	3	0.80%
Myriad Cellars Cabernet Sauvignon Beckstoffer Georges III	2019	3	0.81%
Carter Cabernet Sauvignon Beckstoffer Las Piedras La Verdad	2019	3	0.86%
Sine Qua Non Distenta White	2019	3	0.90%
Dominus Estate	2019	18	7.02%
Realm Cellars Cabernet Sauvignon Houyi Vineyard	2019	4	1.68%
Opus One	2019	12	5.39%
Kapcsandy Roberta's Reserve State Lane Vineyard	2019	3	1.39%
Verite La Muse	2019	3	1.64%
Dalla Valle Maya	2019	6	3.90%
Carter Cabernet Sauvignon Beckstoffer To Kalon The G.T.O.	2019	3	3.20%
Realm Cellars The Absurd	2019	8	10.07%
Realm Cellars Cabernet Sauvignon Beckstoffer Dr. Crane 1.5L	2019	3	4.23%

Cardinale Napa Valley	2019	6	2.41%
Joseph Phelps Insignia	2019	6	2.54%
Lokoya Cabernet Sauvignon Howell Mountain	2019	3	1.59%
Lokoya Cabernet Sauvignon Mount Veeder	2019	3	1.73%
Colgin Cariad Proprietary Red	2019	3	2.59%
Colgin Cabernet Sauvignon Tychson Hill	2019	3	2.59%
Colgin IX Estate Proprietary Red	2019	6	5.18%
Dana Estates Lotus Vineyard Cabernet Sauvignon	2019	6	4.34%
Dominus Estate	2019	48	16.27%

Description:	2019 California Cults Collection
Total Acquisition Cost:	$86,893.16
Consideration:
Cash (%)	$86,893.16 (100%)
Equity (%)	(0%)
Total	$86,893.16
Other Terms:

Acknowledged and Agreed:

/s/Nicholas King	/s/Nicholas King

VV Markets, LLC	Vinvesto, Inc.
Name: Nicholas King	Name: Nicholas King
Title: Managing Member	Title: CEO

Exhibit A – Purchase Orders, Receipts, and other Agreements for Purchase of Assets

This Exhibit A, titled "Purchase Orders, Receipts, and other Agreements for Purchase of Assets," forms an integral part of the Purchase Agreement entered into between the parties (the Manager and the Initial Asset Seller). This exhibit includes sales agreements between the parties, outlines the details regarding the shipping of assets, absence of discounts, and the requirement for assets to match any sales agreements.

1. Shipping of Assets: Upon completion of the sale, the assets purchased shall be promptly shipped to a partner storage facility designated by the Manager. The Manager’s partner facilities includes, but is not limited to London City Bond, Octavian, Domaine, and Farr Vintners. The Manager will coordinate with the initial asset seller to facilitate shipping.

2. Match with Sales Agreements: It is a condition of this Agreement that the assets acquired by the Manager must correspond to the description and specifications as set forth in any relevant sales agreements, purchase orders, receipts, or other supporting documentation.

This Exhibit A is incorporated into the Agreement and shall be binding upon the parties hereto as if fully set forth therein. Attached in this exhibit are all agreements representing the sale of the Assets to the Manager.

Farr Vintners Ltd

INVOICE

Commodore House
Battersea Reach
Juniper Drive
London SW18 1TN
Tel. +44 (0) 20 7821 2000
VAT No. GB 232 0069 12
AWRS No. XQAW00000100634

Vinvesto, Inc. (DBA Vint)
2800 Patterson
Richmond
VA 23221
United States

Order Ref:	**1114723**
Order Date:	**11 May 2023**
Account Ref:	**VIN208**

Wine	Vintage	Size	Qty	Price	Subtotal	Duty	VAT
Dominus, Christian Moueix - Dominus Estate	2019	75cl	4 cs	3,528.00 cs	14,112.00	0.00	0.00
					14,112.00	0.00	0.00

Invoice Total: **14,112.00 USD**

Wines for Export

Page 1 of 1

BENCHMARK WINE GROUP

Thank You For Your Order

Order No. 469380 Date Thursday, 30 March, 2023 1:04pm

	Qty	Unit Cost	Cost
Memento Mori Cabernet Sauvignon Napa Valley 2019 750ml 99 JD 98 WA	6	**$298.00**	**$1,788.00**
Eisele Vineyard (Araujo) Cabernet Sauvignon 2019 750ml 100 WA 100 JS	3	**$594.00**	**$1,782.00**
Saxum Heart Stone Vineyard 2019 750ml 97 JD 95 WA	3	**$144.00**	**$432.00**
Realm Cellars The Bard 2019 750ml 97 WA 96 V	3	**$145.00**	**$435.00**
Saxum Paderewski Vineyard 2019 750ml 98 JD 97 V	3	**$148.00**	**$444.00**
Myriad Cellars Cabernet Sauvignon Reserve Beckstoffer Dr. Crane Vineyard Elysian 2019	5	**$299.00**	**$1,495.00**

Qty	Unit Cost	Cost
750ml 98-100 JD 96 V			
FUTO 5500 Stags Leap District Estate 2019 750ml 100 V	2	**$500.00**	**$1,000.00**
Schrader Cabernet Sauvignon Beckstoffer Las Piedras 2019 750ml 99 JD	3	**$314.00**	**$942.00**
Schrader Cabernet Sauvignon WH Wappo Hill 2019 750ml 96-98 JD	3	**$349.00**	**$1,047.00**
Schrader Cabernet Sauvignon RBS To Kalon Vineyard 2019 750ml 96-98 WA 97 JD	6	**$354.00**	**$2,124.00**
Schrader Cabernet Sauvignon To Kalon Vineyard Heritage Clone 2019 750ml 97-99 WA 98 JD	3	**$368.00**	**$1,104.00**
Schrader Cabernet Sauvignon T6 2019 750ml	3	**$417.00**	**$1,251.00**

Qty	Unit Cost	Cost
96-98 WA			
Schrader Cabernet Sauvignon (Beckstoffer To Kalon Vineyard) 2019 750ml 97-99 WA	3	**$418.00**	**$1,254.00**
Bevan Cellars Red Wine EE Cuvee (Tench Vineyard/Showket Vineyard/Oakville) 2019 750ml 97 JD	3	**$206.00**	**$618.00**
Myriad Cellars Cabernet Sauvignon Beckstoffer Dr. Crane Vineyard 2019 750ml 99 JD 98 WA	3	**$229.00**	**$687.00**
Realm Cellars Cabernet Sauvignon Farella Vineyard 2019 750ml 97 V	3	**$233.00**	**$699.00**
Myriad Cellars Cabernet Sauvignon Beckstoffer Georges III Empyrean 2019 750ml 97-99 JD	3	**$234.00**	**$702.00**
Carter Cabernet Sauvignon Beckstoffer Las	3	**$249.00**	**$747.00**

Qty	Unit Cost	Cost
Piedras Vineyard La Verdad 2019 750ml 97 JD 96 V			
Sine Qua Non Distenta White 2019 750ml 100 JD	3	**$260.00**	**$780.00**
Dominus Estate 2019 750ml 100 TWI	18	**$339.00**	**$6,102.00**
Realm Cellars Cabernet Sauvignon Houyi Vineyard 2019 750ml 99 JD	4	**$365.00**	**$1,460.00**
Opus One 2019 750ml 97-99 WA 97 V	12	**$390.00**	**$4,680.00**
Kapcsandy Family Winery Roberta`s Reserve State Lane Vineyard 2019 750ml 98 V	3	**$402.00**	**$1,206.00**
Verite La Muse 2019 750ml 98 JD	3	**$476.00**	**$1,428.00**
Dalla Valle Maya 2019 750ml	6	**$565.00**	**$3,390.00**

Qty	Unit Cost	Cost
100 TWI			
Carter Cabernet Sauvignon Beckstoffer To Kalon The G.T.O 2019 1.5L 1.5L 100 TWI	3	**$927.00**	**$2,781.00**
Realm Cellars The Absurd 2019 750ml 100 JD	8	**$1,094.00**	**$8,752.00**
Realm Cellars Cabernet Sauvignon Beckstoffer Dr. Crane Vineyard 2019 1.5L 1.5L 100 JD	3	**$1,224.00**	**$3,672.00**
Cardinale Red Napa Valley 2019 OWC Original Wood Case 750ml 99 TWI 98 JD+	6	**$349.00**	**$2,094.00**
Joseph Phelps Insignia 2019 OWC Original Wood Case 750ml 97 D 96-98 JD	6	**$368.00**	**$2,208.00**
Lokoya Cabernet Sauvignon Howell Mountain 2019 OWC Original Wood Case 750ml 100 JD 97 V	3	**$460.00**	**$1,380.00**
Lokoya Cabernet Sauvignon Mount	3	**$500.00**	**$1,500.00**

Qty	Unit Cost	Cost
Veeder 2019 OWC Original Wood Case 750ml 100 JD			
Colgin Cariad Proprietary Red 2019 OWC Original Wood Case 750ml 100 V 100 JD	3	**$750.00**	**$2,250.00**
Colgin Cabernet Sauvignon Tychson Hill 2019 OWC Original Wood Case 750ml 100 WA	3	**$750.00**	**$2,250.00**
Colgin IX Estate Proprietary Red 2019 OWC Original Wood Case 750ml 100 JD	6	**$750.00**	**$4,500.00**

Shipping Address

C/O: Billy Galanko
Vinvesto, Inc. (DBA Vint)
2800 Patterson
Richmond, VA 23221
1757-642-2840

Payment Summary

Payment Type: Terms

Amount Paid: $68,984.00
Amount Due: $68,984.00
Shipping Method:
No Shipment Carrier Matched

Subtotal: $68,984.00
Tax: $0.00
Shipping: $0.00
Store Credit: -$0.00
Total: $68,984.00

Customer Notes

Created By: Matthew Coelho - 2023-03-30 13:04:25 -0700
Customer will want all OWC.